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                           [RESPONSE, USA, INC. LETTERHEAD]







                                             January 4, 1999





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Response USA, Inc. (the "Registrant")
          Registration Statement on Form S-3 (No. 333-65399)
          --------------------------------------------------

Ladies and Gentlemen:

     The Registrant hereby withdraws its request, dated December 23, 1998, that the effectiveness of the foregoing Registration Statement be accelerated such that the Registration Statement be declared effective at 9:00 a.m. on December 29, 1998, or as soon thereafter as may be practicable. The Registrant will submit a new such request for acceleration at the appropriate time.

                                             Very truly yours,

                                             Response USA, Inc.

                                             By: /s/ Richard M. Brooks
                                                 -------------------------------
                                                 Name:  Richard M. Brooks
                                                 Title: President